EX. 99.28(g)(1)(xviii)

Amendment to

Master Global Custody Agreement

 between Jackson Variable Series Trust and

Jackson National Asset Management, LLC

This Amendment to the Master Global Custody Agreement dated March 24, 2011, as amended (the “Agreement”), is by and between JPMorgan Chase Bank, National Association (the “Custodian”), and Jackson Variable Series Trust (formerly, Curian Variable Series Trust) (“JVST” or the “Trust”).

Whereas, the Board of Trustees of the Trust (the “Board”) approved the following fund mergers and fund name changes for certain funds, as outlined below, effective August 13, 2018 (collectively, the “Changes”):

Fund Mergers

1) JNL Real Asset Fund to merge into the JNL/PIMCO Real Return Fund of JNL Series Trust; and
2) JNL Interest Rate Opportunities Fund to merge into the JNL Conservative Allocation Fund.

Fund Name Changes

1) JNL/PIMCO Credit Income Fund change to JNL/PIMCO Investment Grade Corporate Bond Fund;
2) JNL Tactical ETF Moderate Fund change to JNL iShares Tactical Moderate Fund;
3) JNL Tactical ETF Moderate Growth Fund change to JNL iShares Tactical Moderate Growth Fund; and
4) JNL Tactical ETF Growth Fund change to JNL iShares Tactical Growth Fund.

Whereas, pursuant to Board approval of the Changes, as outlined above, the Parties have agreed to amend the Agreement, including its Schedule A, to remove the merged funds and to update certain fund names, effective August 13, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Custodian and the Trust hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
The Custodian and the Trust each represent and warrant to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Custodian and the Trust have caused this Amendment to be executed and effective August 13, 2018.

Jackson Variable Series Trust		JPMorgan Chase Bank, National Association

By:	/s/ Kristen K. Leeman	By:	/s/ Alan Lieng
Name:	Kristen K. Leeman	Name:	Alan Lieng
Title:	Assistant Secretary	Title:	Vice President

Schedule A
List of Funds as of August 13, 2018

Funds
JNL Conservative Allocation Fund
JNL Moderate Allocation Fund
JNL Institutional Alt 100 Fund
JNL iShares Tactical Moderate Fund
JNL iShares Tactical Moderate Growth Fund
JNL iShares Tactical Growth Fund
JNL/American Funds® Global Growth Fund
JNL/American Funds® Growth Fund
JNL/AQR Risk Parity Fund
JNL/BlackRock Global Long Short Credit Fund
JNL/Epoch Global Shareholder Yield Fund
JNL/FAMCO Flex Core Covered Call Fund
JNL/PIMCO Investment Grade Corporate Bond Fund
JNL/The Boston Company Equity Income Fund
JNL/The London Company Focused U.S. Equity Fund
JNL/VanEck International Gold Fund
JNL/WCM Focused International Equity Fund

A-1